Exhibit 23.4
CONSENT OF THE ORR GROUP, LLC.

March 14, 2006

We hereby consent to the use of our name and to the description of our opinion letter to the Board of Directors of Dekalb Bankshares, Inc. that is a part of this Registration Statement, under the caption “Opinion of Dekalb Bankshares, Inc.’s Financial Advisor”, and to the inclusion of such opinion letter as Appendix C to the Proxy Statement/Prospectus that is a part of this Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very Truly Yours,

/s/ The Orr Group, LLC

The Orr Group, LLC